Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement pertaining to the Red Lion Hotels Corporation 2008 Employee Stock Purchase Plan of our reports dated March 12, 2008, relating to the consolidated financial statements, and the effectiveness of Red Lion Hotels Corporation internal control over financial reporting, and schedules of Red Lion Hotels Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Spokane, Washington
June 27, 2008